CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$50,000,000	$5,805

February 2011 Pricing Supplement No. 1145 Registration Statement No. 333-155535 Dated February 23, 2011 Filed pursuant to Rule 424(b)(2)

INTEREST RATE STRUCTURED INVESTMENTS
Senior Floating Rate Notes due February 28, 2026
6-Month USD LIBOR and S&P 500® Index Range Accrual Notes

As further described below, subject to our redemption right, interest will accrue quarterly on the notes at a rate of 8.00% per annum for each day that (i) 6-Month USD LIBOR is greater than or equal to 0.00% and less than or equal to 6.50% and (ii) the closing level of ~~t~~he S&P 500® Index is greater than or equal to 900.

We, JPMorgan Chase & Co., have the right to redeem the notes on any quarterly redemption date beginning February 28, 2012. All payments on the notes, including the repayment of principal, are subject to the credit risk of JPMorgan Chase & Co.

SUMMARY TERMS
Issuer:	JPMorgan Chase & Co.
Aggregate principal amount:	$50,000,000. We may increase the aggregate principal amount prior to the original issue date but are not required to do so.
Stated principal amount:	$1,000 per note
Issue price:	$1,000 per note (see “Commissions and Issue Price” below)
Pricing date:	February 23, 2011
Original issue date:	February 28, 2011 (4 business days after the pricing date)
Interest accrual date:	February 28, 2011
Maturity date:	February 28, 2026
Interest:	(x) 8.00% per annum times (y) N/ACT; where
“N” = the total number of calendar days in the applicable interest payment period for which (i) the LIBOR reference rate on the corresponding accrual determination date is within the LIBOR reference rate range and (ii) the index closing value on the corresponding accrual determination date is greater than or equal to the index reference level (each such day, an “accrual day”); and “ACT” = the total number of calendar days in the applicable interest payment period.
If on the accrual determination date corresponding to any calendar day the LIBOR reference rate is not within the LIBOR reference rate range or the index closing value is less than the index reference level, interest will accrue at a rate of 0.00% per annum for that day.
Interest payment period:	Quarterly
Interest payment dates:	Each February 28, May 28, August 28 and November 28, beginning May 28, 2011; provided that if any such day is not a business day, that interest payment will be made on the next succeeding business day and no adjustment will be made to any interest payment made on that succeeding business day.
Day-count convention:	30/360
Redemption percentage at redemption date:	100%
Redemption:	Beginning February 28, 2012, we have the right to redeem all of these notes on any quarterly redemption date and pay to you 100% of the stated principal amount per note plus accrued and unpaid interest to but excluding the date of such redemption. If we decide to redeem the notes, we will give you notice at least 5 business days before the redemption date specified in the notice.
Redemption dates:	The Interest Payment Dates beginning on February 28, 2012
LIBOR reference rate:	Six-Month USD LIBOR. Please see “Additional Provisions” beginning on page 2 below.
LIBOR reference rate range:	Greater than or equal to 0.00% and less than or equal to 6.50%
LIBOR reference rate cutoff:	The LIBOR reference rate for any day from and including the seventh scheduled business day prior to the related interest payment date for any interest payment period shall be the LIBOR reference rate as in effect for the trading day immediately preceding such seventh scheduled business day. Please see “Additional Provisions” beginning on page 2 below.
Index:	The S&P 500® Index. Please see “Additional Provisions” beginning on page 2 below.
Index closing value:	The daily closing value of the index. Please see “Additional Provisions” beginning on page 2 below.
Index reference level:	900
Index cutoff:	The index closing value for any day from and including the seventh scheduled business day prior to the related interest payment date for any interest payment period shall be the index closing value for the trading day immediately preceding such seventh scheduled business day. Please see “Additional Provisions” beginning on page 2 below.
Specified currency:	U.S. dollars
Trustee:	Deutsche Bank Trust Company Americas (formerly Bankers Trust Company)
Calculation agent:	J.P. Morgan Securities LLC (“JPMS”)
Listing:	The notes will not be listed on any securities exchange.
Denominations:	$1,000 / $1,000
CUSIP / ISIN:	48125XER3 / US48125XER35
Book-entry or certificated note:	Book-entry
Business day:	New York
Agent:	JPMS
Commissions and issue price:	Price to Public(1)	Fees and Commissions(2)	Proceeds to Issuer
Per Note
	$1,000	$35.00	$965.00
Total
	$50,000,000	$1,750,000.00	$48,250,000.00
(1)	The price to the public includes the estimated cost of hedging our obligations under the notes through one or more of our affiliates, which includes our affiliates’ expected cost of providing such hedge as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.
For additional related information, please see “Use of Proceeds” beginning on PS-28 of the accompanying product supplement no. MS-12-A-I.
(2)	See “Underwriting (Conflicts of Interest)” beginning on page PS-50 of the accompanying product supplement no. MS-12-A-I.

Investing in the notes involves a number of risks. See “Risk Factors” on page PS-18 of the accompanying product supplement no. MS-12-A-I and “Risk Factors” beginning on page 7 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this document or the accompanying prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE RELATED PRODUCT SUPPLEMENT NO. MS-12-A-I, PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW, BEFORE YOU DECIDE TO INVEST.

Product supplement no. MS-12-A-I dated February 9, 2011:
http://www.sec.gov/Archives/edgar/data/19617/000089109211000923/e42038_424b2.pdf
Prospectus supplement dated November 21, 2008:
http://www.sec.gov/Archives/edgar/data/19617/000089109208005661/e33600_424b2.pdf
Prospectus dated November 21, 2008:
http://www.sec.gov/Archives/edgar/data/19617/000089109208005658/e33655_424b2.pdf

Senior Floating Rate Notes due February 28, 2026

The Notes

The notes offered are senior unsecured obligations of JPMorgan Chase & Co. We describe the basic features of these notes in the sections of the accompanying prospectus called “Description of Debt Securities,” the accompanying prospectus supplement called “Description of Notes” and the accompanying product supplement no. MS-12-A-I called “Description of Notes,” subject to and as modified by the provisions described above. All payments on the notes are subject to the credit risk of JPMorgan Chase & Co.

Additional Provisions

LIBOR Reference Rate

For each accrual determination date, the LIBOR reference rate refers to the London Interbank Offer Rate for deposits in U.S. dollars with a Designated Maturity of six months that appears on Reuters page “LIBOR01” under the heading “6Mo” (or any successor page) at approximately 11:00 a.m., London time, on such accrual determination date, as determined by the calculation agent. If on such accrual determination date, six-month USD LIBOR cannot be determined by reference to Reuters page “LIBOR01” (or any successor page), then the calculation agent will determine six-month USD LIBOR in accordance with the procedures set forth in the accompanying product supplement no. MS-12-A-I under “Description of Notes — Interest — The Underlying Rates and Levels — LIBOR Reference Rate.”

Index Closing Value

For each accrual determination date, the official closing level of the S&P 500® Index (the “Index”) published following the regular official weekday close of trading for the S&P 500® Index on Bloomberg Professional® Service page “SPX Index HP” on such accrual determination date. If a market disruption event exists with respect to the S&P 500® Index on any accrual determination date, the index closing value on the immediately preceding accrual determination date for which no market disruption event occurs or is continuing will be the index closing value for such disrupted accrual determination date (and will also be the index closing value for the originally scheduled accrual determination date). In certain circumstances, the index closing value will be based on the alternative calculation of the S&P 500® Index as described under “General Terms of Notes — Discontinuation of an Index; Alteration of Method Calculation” in the accompanying product supplement no. MS-12-A-I.

Accrual Determination Date

For each calendar day, the second trading day prior to such calendar day; provided that for the period commencing on the seventh scheduled business day prior to but excluding each interest payment date, the accrual determination date will be the first trading day that precedes such period. For purposes of product supplement no. MS-12-A-I, an accrual determination date is a LIBOR determination date and an index determination date.

Trading Day

A day, as determined by the calculation agent, on which (a) trading is generally conducted on (i) the relevant exchanges for securities underlying the S&P 500® Index or the relevant successor index, if applicable, and (ii) the exchanges on which futures or options contracts related to the S&P 500® Index or the relevant successor index, if applicable, are traded, other than a day on which trading on such relevant exchange or exchange on which such futures or options contracts are traded is scheduled to close prior to its regular weekday closing time, and (b) commercial banks and foreign exchange markets settle payments and are open for general business (including dealings in foreign exchange and foreign currency deposits) in London.

Business Day

Any day other than a day on which banking institutions in the City of New York are authorized or required by law, regulation or executive order to close or a day on which transactions in dollars are not conducted.

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Hypothetical Examples

The table below presents examples of the hypothetical quarterly interest rate that would accrue on the notes based on the total number of calendar days in an interest payment period on which the LIBOR reference rate is within the LIBOR reference rate range and the index closing value is greater than or equal to the index reference level. The table reflects that the interest payment period contains 90 calendar days and an interest rate of 8.00% per annum.

The example below is for purposes of illustration only and would provide different results if different assumptions were made. The actual quarterly interest rate and payments will depend on the actual index closing value and LIBOR reference rate on each day.

N	Hypothetical Interest Rate
0	0.0000%
10	0.8889%
20	1.7778%
25	2.2222%
35	3.1111%
50	4.4444%
75	6.6667%
90	8.0000%

Historical Information

LIBOR Reference Rate

The following graph sets forth the LIBOR reference rate for the period from January 2, 2006 to February 18, 2011. The LIBOR reference rate on February 23, 2011 was 0.465%. The historical performance of the LIBOR reference rate should not be taken as an indication of its future performance. We cannot give you any assurance that the LIBOR reference rate will be within the LIBOR reference rate range on any day of any interest payment period. We obtained the information in the graph below without independent verification from Bloomberg Financial Markets, which closely parallels but is not necessarily exactly the same as the Reuters Page price sources used to determine the LIBOR reference rate.

The bold lines in the graph indicate the LIBOR reference rate range of 0.00% to of 6.50%.

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Historical period
Total number of days in historical period, beginning on January 2, 2006	1,301
Number of days on or after January 2, 2006 that the LIBOR reference rate was greater than or equal to 0.00% and less than or equal to 6.50%	1,301
Number of days on or after January 2, 2006 that the LIBOR reference rate was less than 0.00% or greater than 6.50%	0

The historical performance shown above is not indicative of future performance. The LIBOR reference rate may in the future be less than 0.00% or greater than 6.50% for extended periods of time. You will not receive interest for any day that the LIBOR reference rate is less than 0.00% or greater than 6.50%.

Moreover, even if the LIBOR reference rate is greater than or equal to 0.00% and less than or equal to 6.50% on any day, if the index closing value is less than the index reference level on that day, you will not receive any interest for that day.

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Information about the Underlying Index

The S&P 500® Index. The S&P 500® Index, which is calculated, maintained and published by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“Standard & Poor’s”), consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets. The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of the 500 similar companies during the base period of the years 1941 through 1943. The S&P 500® Index is described under the heading “The S&P 500® Index” in the accompanying product supplement no. MS-12-A-I.

License Agreement between Standard & Poor’s and J.P. Morgan Securities LLC “Standard & Poor’s®,” “S&P®,” “S&P 500®” and “Standard & Poor’s 500” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by J.P. Morgan Securities LLC. See “The S&P 500® Index — License Agreement with S&P” in the accompanying product supplement no. MS-12-A-I.

Historical Information

The following table sets forth the published high and low index closing values, as well as end-of-quarter index closing values, for each quarter in the period from January 2, 2006 through February 23, 2011. The graph following the table sets forth the daily closing values of the index for the period from January 2, 2006 through February 18, 2011. The closing value of the index on February 23, 2011 was 1,307.40. The historical values of the S&P 500® index should not be taken as an indication of future performance, and no assurance can be given as to the level of the index on any calendar day during the term of the notes. The payment of dividends on the stocks that constitute the index are not reflected in its level and, therefore, have no effect on the calculation of the payment of interest. We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification.

S&P 500® Index	High	Low	Period End
2006

First Quarter
	1,307.26	1,264.78	1,294.83
Second Quarter
	1,326.76	1,223.69	1,270.20
Third Quarter
	1,339.15	1,234.49	1,335.85
Fourth Quarter
	1,427.09	1,331.32	1,418.30
2007

First Quarter
	1,459.68	1,374.12	1,420.86
Second Quarter
	1,539.18	1,424.55	1,503.35
Third Quarter
	1,553.08	1,406.70	1,526.75
Fourth Quarter
	1,565.15	1,407.22	1,468.36
2008

First Quarter
	1,447.16	1,273.37	1,322.70
Second Quarter
	1,426.63	1,278.38	1,280.00
Third Quarter
	1,305.32	1,106.39	1,166.36
Fourth Quarter
	1,161.06	752.44	903.26
2009

First Quarter
	934.70	676.53	797.87
Second Quarter
	946.21	811.08	919.32
Third Quarter
	1,071.66	879.13	1,057.08
Fourth Quarter
	1,127.78	1,025.21	1,115.10
2010

First Quarter
	1,174.17	1,056.74	1,169.43
Second Quarter
	1,217.28	1,030.71	1,030.71
Third Quarter
	1,148.67	1,022.58	1,141.2
Fourth Quarter
	1,259.78	1,137.03	1,257.64
2011

First Quarter (through February 23, 2011)
	1,343.01	1,269.75	1,307.40

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The bold line in the graph indicates the index reference level of 900.

Historical period
Total number of days in the historical period, beginning on January 2, 2006	1,294
Number of days on or after January 2, 2006 that the index was greater than or equal to 900	1,168
Number of days on or after January 2, 2006 that the index was less than 900	126

The historical performance shown above is not indicative of future performance. The index closing value may in the future be less than the index reference level for extended periods of time. You will not receive interest for any day that the index closing value is less than 900.

Moreover, even if the index closing value is greater than or equal to 900 on any day, if the LIBOR reference rate is less than 0.00% or greater than 6.50% on that day, you will not receive any interest for that day.

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Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the notes. For further discussion of these and other risks, you should read the section entitled “Risk Factors” beginning on page PS-18 of the accompanying product supplement no. MS-12-A-I. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

  The notes are not ordinary debt securities; the interest rate on the notes is not fixed but is variable. The rate of interest paid by us on the notes for each interest payment period is not fixed, but will vary depending on the daily fluctuations in the LIBOR reference rate and the index closing level. Consequently, the return on the notes may be less than those otherwise payable on debt issued by us with similar maturities. Although the variable interest rate on the notes is determined, in part, by reference to the LIBOR reference rate and the index closing level, the interest rate on the notes does not track the LIBOR reference rate or the index. You should consider, among other things, the overall annual percentage rate of interest to maturity as compared to other equivalent investment alternatives.

  The interest rate on the notes is limited to 8.00% per annum during any interest payment period. The interest rate for each interest payment period will be limited to 8.00% per annum during any interest payment period. Interest during any interest payment period will accrue at a rate per annum equal to the product of (1) 8.00% per annum during any interest payment period and (2) the accrual days divided by the number of days in such interest payment period. As a result, the interest rate for any interest payment period will never exceed 8.00% per annum.

  The interest rate on the notes is based on six-month USD LIBOR and the index closing level, which may result in an interest rate of zero — Although the maximum rate is equal to the 8.00% per annum, for every calendar day during any interest payment period that is not an accrual day, the interest rate for that interest payment period will be reduced. We cannot predict the factors that may cause a calendar day to be an accrual day or not. The amount of interest you accrue on the notes in any interest payment period may decrease even if the applicable LIBOR reference rate decreases or the index closing level increases. If no calendar day during any interest payment period is an accrual day, the interest rate for such period would be zero. In that event, you will not be compensated for any loss in value due to inflation and other factors relating to the value of money over time during such period.

  The notes are subject to the credit risk of JPMorgan Chase & Co., and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the notes. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes at maturity, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the notes.

  The LIBOR reference rate and the index closing value used to determine whether any calendar day is an accrual day will not be the LIBOR reference rate and the index closing value on such calendar date. The LIBOR reference rate and the index closing value used to determine whether a calendar day is an accrual day are determined on the second trading day prior to such calendar day, except during the period immediately preceding an interest payment date. Because the LIBOR reference rate and the index closing value during the period commencing on the seventh scheduled business day prior to but excluding each interest payment date will be the LIBOR reference rate and index closing value for the first trading day that precedes such period, if the LIBOR reference rate on such first trading day is not within the LIBOR reference rate range or the index closing value on such first trading day is not at or above the index reference level, you will not receive any interest in respect of the calendar days in the applicable period even if the LIBOR reference rate as actually calculated on any of those days were to be within the LIBOR reference rate range and the index closing value as actually calculated on those days were to be at or above the Index reference value.

  Economic interests of the calculation agent and other affiliates of the issuer may be different from those of investors. We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the

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Senior Floating Rate Notes due February 28, 2026

notes. In addition, we are currently one of the companies that make up the S&P 500® Index and one of the contributing banks that report interbank offered rates to the British Bankers' Association in connection with the setting of USD LIBOR rates. We will not have any obligation to consider your interests as a holder of the notes in taking any action that might affect the value of the S&P 500® Index, the level of six-month USD LIBOR and the value of the notes.

  Early redemption risk. The issuer retains the option to redeem the notes on any quarterly redemption date, beginning on February 28, 2012. It is more likely that the issuer will redeem the notes prior to their stated maturity date to the extent that the interest payable on the notes is greater than the interest that would be payable on other instruments of the issuer of a comparable maturity, terms and credit rating trading in the market. If the notes are redeemed prior to their stated maturity date, you may have to re-invest the proceeds in a lower rate environment.

  These notes may be riskier than notes with a shorter term. By purchasing a note with a longer term, you are more exposed to fluctuations in interest rates than if you purchased a note with a shorter term. Specifically, you may be negatively affected if certain interest rate scenarios occur. Generally, if the prevailing interest rate begins to rise, the market value of your notes may decline because the yield to maturity on the notes may be less than the interest rate on a note issued at such time. For example, if the yield to maturity on the notes at such time was 4.00% per annum, but a debt security issued in the then current market could yield an interest rate of 6.25% per annum, your note may be less valuable if you tried to sell your note in the secondary market.

  The market price of the notes is influenced by many unpredictable factors. Several factors will influence the value of the notes in the secondary market and the price at which JPMS may be willing to purchase or sell the notes in the secondary market, including: (i) changes in (and volatility of) U.S. interest rates, (ii) the likelihood, or expectation, that the notes will be redeemed by us prior to maturity, (iii) any actual or anticipated changes in our credit ratings or credit spreads, (iv) a variety of economic, financial, regulatory and judicial events and (v) time remaining to maturity.

  The inclusion in the original issue price of commissions and estimated cost of hedging is likely to affect adversely secondary market prices. Assuming no change in market conditions or any other relevant factors, the price, if any, at which JPMS is willing to purchase the notes in secondary market transactions will likely be lower than the original issue price, because the original issue price will include, and secondary market prices are likely to exclude, commissions paid with respect to the notes, as well as the estimated cost of hedging the issuer’s obligations under the notes. In addition, any such prices may differ from values determined by pricing models used by JPMS, as a result of dealer discounts, mark-ups or other transaction costs. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

  Six-month USD LIBOR and the index may be volatile. Six-month USD LIBOR is subject to volatility due to a variety of factors affecting interest rates generally and the rates of U.S. Treasury securities specifically, including:

    sentiment regarding underlying strength in the U.S. and global economies;

    expectation regarding the level of price inflation;

    sentiment regarding credit quality in U.S. and global credit markets;

    central bank policy regarding interest rates; and

    performance of capital markets.

  Recently, the S&P 500® Index has experienced significant volatility. Increases in six-month USD LIBOR or decreases in the index closing level could result in a calendar day not being an accrual day and thus in the reduction of interest payable on notes.

  Whether a calendar day is an accrual day will depend on a number of factors, which may result in an interest rate of zero. The amount of interest, if any, payable on the notes will depend on a number of factors that can affect the LIBOR reference rate and the index closing level including, but not limited to:

    changes in, or perceptions about, future LIBOR reference rates and index closing levels;

    general economic conditions;

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    prevailing interest rates;

    the dividend rates on the equity securities underlying the S&P 500® Index; and

    the policy of the Federal Reserve Board regarding interest rates.

These and other factors may have a negative impact on the amount of interest, if any, payable on the notes. In addition, these and other factors may have a negative impact on the value of your notes in the secondary market

  No dividend payments or voting rights. As a holder of the notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the securities included in or held by the S&P 500® Index would have.

  Secondary trading may be limited. The notes will not be listed on a securities exchange. There may be little or no secondary market for the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. JPMS may act as a market maker for the notes, but is not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes. If at any time JPMS or another agent does not act as a market maker, it is likely that there would be little or no secondary market for the notes.

  JPMS and its affiliates may have published research, expressed opinions or provided recommendations that are inconsistent with investing in or holding the notes. Any such research, opinions, or recommendations could affect the market value of the notes. JPMS and its affiliates publish research from time to time on movements in interest rates, the financial markets and other matters that may influence the value of the notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. JPMS and its affiliates may have published research or other opinions that call into question the investment view implicit in an investment in the notes. Any research, opinions or recommendations expressed by JPMS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the notes.

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Supplemental Plan of Distribution

Subject to regulatory constraints, JPMS intends to use its reasonable efforts to offer to purchase the notes in the secondary market, but is not required to do so.

We or our affiliate may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the notes and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See “Use of Proceeds” beginning on page PS-28 of the accompanying product supplement no. MS-12-A-I.

Tax Considerations

You should review carefully the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement no. MS-12-A-I. Subject to the limitations described in the accompanying product supplement no. MS-12-A-I, and based on certain factual representations received from us, in the opinion of our special tax counsel, Sidley Austin LLP, the notes should be treated for U.S. federal income tax purposes as “variable rate debt instruments”. We and you, by virtue of purchasing the notes, agree to treat the notes as variable rate debt instruments. Assuming this characterization is respected, interest paid on the notes will generally be taxable to you as ordinary income at the time it accrues or is received in accordance with your method of accounting for U.S. federal income tax purposes, and gain or loss realized on the sale, exchange or other disposition of the notes generally will be capital gain or loss. However, due to the absence of authorities that directly address the proper characterization of the notes, the Internal Revenue Service (the “IRS”) or a court may not respect the characterization and tax treatment described above. In particular, the IRS could seek to treat the notes for U.S. federal income tax purposes as “contingent payment debt instruments.” If the IRS were successful in asserting this treatment, the timing and character of income with respect to the notes would be significantly affected. See “Certain U.S. Federal Income Tax Consequences —Tax Treatment of U.S. Holders—Notes Treated as Contingent Payment Debt Instruments” in the accompanying product supplement no. MS-12-A-I. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments.

Where You Can Find More Information

You should read this document together with the prospectus dated November 21, 2008, as supplemented by the prospectus supplement dated November 21, 2008 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. MS-12-A-I dated February 9, 2011.

This document, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, stand-alone fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. MS-12-A-I. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

  Product supplement no. MS-12-A-I dated February 9, 2011:
  http://www.sec.gov/Archives/edgar/data/19617/000089109211000923/e42038_424b2.pdf

  Prospectus supplement dated November 21, 2008:
  http://www.sec.gov/Archives/edgar/data/19617/000089109208005661/e33600_424b2.pdf

  Prospectus dated November 21, 2008:
  http://www.sec.gov/Archives/edgar/data/19617/000089109208005658/e33655_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617.

As used in this document, the “Company,” “we,” “us,” and “our” refer to JPMorgan Chase & Co.

Contact Information

Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or Morgan Stanley Smith Barney’s principal executive offices at 2000 Westchester Avenue, Purchase, New York 10577 (telephone number (800) 869-3326).

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